For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Lihua Wang, Director & CFO	Mr. Mark Collinson, Partner
NF Energy Saving Corp.	CCG Investor Relations
Tel: +86 24-8563 1159	Tel: +1 310-954-1343
Email: wlh@nfenergy.com	Email: mark.collinson@ccgir.com
Website: www.nfenergy.com	Website: www.ccgirasia.com

NF Energy Announces Unaudited Preliminary Results for Fiscal
Year 2010, Provides Initial Guidance for 2011
-   Revenues and Operating Income up 25% and 2% Respectively

Shenyang, Liaoning Province, China, March 3, 2011 NF Energy Saving Corp. (NASDAQ: NFEC) ("NF Energy" or the "Company"), a leading provider of energy management services and producer of energy efficiency products, today announced unaudited preliminary results for the fiscal year ended December 31, 2010. The Company will release full financial results on or before March 25, 2011.

Total unaudited revenue for the fiscal year ended December 31, 2010 was approximately $25.3 million, an increase of 24.8% from the year ended December 31, 2009. Full year 2010 operating income increased 2% to $5.6 million. Full year 2010 unaudited net income was approximately $4.3 million, down 9.9% for the year ended December 31, 2009 due to a one-time non-cash, non-operating accounting charge related to convertible securities issued by the Company in 2010.

Although fourth quarter revenues were $7.3 million, an increase of 42.0% compared to the fourth quarter of 2009, net income dropped to $0.5 million compared with $1.3 million in the fourth quarter of 2009.  This was primarily due to a decline of gross margin from 33% in the fourth quarter of 2009 to 18% in the fourth quarter of 2010 that was caused by the Company transitioning  production from its old facility to its newly constructed facility.

All the foregoing results are preliminary and subject to revision based upon review by the Company’s independent auditor.

"We are happy of our overall performance in 2010.” said Mr. Gang Li, Chairman and Chief Executive of the Company. He added “Our new facilities, to which we moved production in late 2010, will more than triple our available capacity and allow us to expand more rapidly in future years. In 2011, we expect continued strong revenue growth and a return to growth in profitability, driven by increased market demand for both our energy management services and our intelligent flow control systems.”

The Company is providing initial guidance for fiscal year 2011 of revenues of between $30 million and $32 million and net income of between $6 million and $6.5 million.

About NF Energy Saving Corporation

NF Energy Saving Corporation (NASDAQ: NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. The Company’s customers are mainly concentrated in the electrical generation (large-scale thermal power generation, hydroelectric power, and nuclear power), water supply, and heat supply industries. The majority of revenues are from energy efficient flow control solutions including equipment and energy efficiency project services. For more information, visit http://www.nfenergy.com

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the efficacy of investment in research and development are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

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